Exhibit 10.35

PURCHASE AND SALE AGREEMENT

OF HUOP WORKING INTEREST

Richfield Oil & Gas Company, a Nevada corporation as (“Richfield” or “Buyer”), MacKov Investments Limited (“Seller”) (collectively Richfield and Seller shall be referred to as “Parties”) are entering into this Agreement (the “Agreement”). The Parties agree to the following terms:

WHEREAS Seller desires to sell a 0.50% Working Interest (“WI”) in the Deep and 0.25% WI in the Shallow in the Hewitt Utah Overthrust Project (“HUOP”) located in Sanpete County, Utah;

WHEREAS Richfield desires to purchase the WI from Seller in HUOP as described above;

NOW THEREFORE in consideration of the mutual covenants, conditions, and considerations provided below, Richfield and Seller agree as follows:

1.             The Properties. Seller hereby assigns and conveys to Richfield all of Seller’s ownership in HUOP consisting of a 0.50% WI in the Deep and 0.25% WI in the Shallow in the HUOP and oil and gas leasehold located in T13S to T14S, R2E and the western half of T14S, R3E, SLM, Sanpete County, Utah (the “Properties”).

2.              Purchase Price. Richfield shall pay to Seller for the purchase of all of Seller’s WI in HUOP for the sum of $62,500. The sum payable shall be paid by the issuance of 25,000 shares of Richfield common stock, valued at $2.50 per share.

3.              Effective Date. The conveyance by Seller shall be effective as of 7:00 a.m. local time, where the Properties are located, on October 1, 2012 (the “Effective Date”). There is currently no production from the Properties.

4.              Taxes. Seller shall be responsible for all taxes relating to his WI in the Properties prior to the Effective Date.

5.              Further Assurances, Intent. Seller agrees to execute and deliver to Buyer all instruments, conveyances, and other documents and to do such other acts not inconsistent with this Agreement as may be necessary or advisable to carry out Seller’s intent.

6.              Parties in Interest. This Agreement shall inure to the benefit of and be binding upon Seller and Richfield and their respective successors and assigns. However, no assignment by any party shall relieve any party of any duties or obligations under this Agreement unless such relief is granted in writing by the other party.

7.               Complete Agreement. This Agreement constitutes the complete agreement between the parties regarding the purchase and sale of the Properties. Where applicable, all of the terms of this Agreement shall survive the closing of this Agreement.

Richfield Oil & Gas Company

/s/ Michael A. Cederstrom	Dated:	December 11, 2012
Michael A. Cederstrom, General Counsel

MacKov Investments Limited

/s/ Glenn G. MacNeil	Dated:	December 11, 2012
Glenn MacNeil, President

Page 1 of 1